UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No.______)


                            AspenBio Pharma, Inc
                                (Name of Issuer)

                                     common stock
                         (Title of Class of Securities)

                                   045346103
                                  -------------
                                 (CUSIP Number)

                                  May 4, 2006

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|     Rule 13d-1(b)
     |X|     Rule 13d-1(c)
     |_|     Rule 13d-1(d)



      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 045346103

- ---------------------------------------------------------------------------

1)     Names of Reporting Persons.
       I.R.S. Identification Nos. of Above Persons (entities only)

       RMB CAPITAL MANAGEMENT LLC  59-3792751
- ---------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  |_|
       (See Instructions)                                            (b)  |_|

- ---------------------------------------------------------------------------

3)     SEC Use Only

- ---------------------------------------------------------------------------

4)     Citizenship or Place of Organization

        Delaware Limited Liability Company
- ---------------------------------------------------------------------------

     Number of Shares     5)     Sole Voting Power            None
     Beneficially           -------------------------------------------------
     Owned by Each        6)     Shared Voting Power          2,019,325
     Reporting              -------------------------------------------------
     Person With          7)     Sole Dispositive Power       None
                            -------------------------------------------------
                          8)     Shared Dispositive Power     2,019,325

- ---------------------------------------------------------------------------

9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        2,019,325
- ---------------------------------------------------------------------------

10)     Check if the Aggregate Amount in Row (9) Excludes
        Certain Shares (See Instructions)                               |_|


- ---------------------------------------------------------------------------

11)     Percent of Class Represented by Amount in Item 9

        11.3%
- ---------------------------------------------------------------------------

12)     Type of Reporting Person (See Instructions)

        IA
- ---------------------------------------------------------------------------

CUSIP No. 045346103

- ---------------------------------------------------------------------------

1)     Names of Reporting Persons.
       I.R.S. Identification Nos. of Above Persons (entities only)

       1837 Partners L.P. 20-4502386
- ---------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  |_|
       (See Instructions)                                            (b)  |_|

- ---------------------------------------------------------------------------

3)     SEC Use Only

- ---------------------------------------------------------------------------

4)     Citizenship or Place of Organization

        Delaware Limited Partnership
- ---------------------------------------------------------------------------

     Number of Shares     5)     Sole Voting Power            None
     Beneficially           -------------------------------------------------
     Owned by Each        6)     Shared Voting Power          2,019,325
     Reporting              -------------------------------------------------
     Person With          7)     Sole Dispositive Power       None
                            -------------------------------------------------
                          8)     Shared Dispositive Power     2,019,325

- ---------------------------------------------------------------------------

9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        2,019,325
- ---------------------------------------------------------------------------

10)     Check if the Aggregate Amount in Row (9) Excludes
        Certain Shares (See Instructions)                               |_|


- ---------------------------------------------------------------------------

11)     Percent of Class Represented by Amount in Item 9

        11.3%
- ---------------------------------------------------------------------------

12)     Type of Reporting Person (See Instructions)

        PN
- ---------------------------------------------------------------------------

CUSIP No. 045346103

- ---------------------------------------------------------------------------

1)     Names of Reporting Persons.
       I.R.S. Identification Nos. of Above Persons (entities only)

       1837 RMB Managers L.L.C. 20-4493541
- ---------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  |_|
       (See Instructions)                                            (b)  |_|

- ---------------------------------------------------------------------------

3)     SEC Use Only

- ---------------------------------------------------------------------------

4)     Citizenship or Place of Organization

        Delaware Limited Liability Company
- ---------------------------------------------------------------------------

     Number of Shares     5)     Sole Voting Power            None
     Beneficially           -------------------------------------------------
     Owned by Each        6)     Shared Voting Power          2,019,325
     Reporting              -------------------------------------------------
     Person With          7)     Sole Dispositive Power       None
                            -------------------------------------------------
                          8)     Shared Dispositive Power     2,019,325

- ---------------------------------------------------------------------------

9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        2,019,325
- ---------------------------------------------------------------------------

10)     Check if the Aggregate Amount in Row (9) Excludes
        Certain Shares (See Instructions)                               |_|


- ---------------------------------------------------------------------------

11)     Percent of Class Represented by Amount in Item 9

        11.3%
- ---------------------------------------------------------------------------

12)     Type of Reporting Person (See Instructions)

        OO
- ---------------------------------------------------------------------------

ITEM 1.

(A) NAME OF ISSUER     AspenBio Pharma, Inc


(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

                  1585 South Perry Street
                  Castle Rock, CO 80104

ITEM 2.

(A) NAME OF PERSONS FILING

        (i) RMB Capital Management, LLC
	(ii) 1837 Partners L.P.
	(iii) 1837 Managers L.L.C., the general partner of 1837 Partners L.P.

(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE (i) - (iii):

         10 S. Wacker Dr. STE. 3210
         Chicago, IL  60606

(C) CITIZENSHIP

	(i) Delaware limited liability company
	(ii) Delaware limited partnership
	(iii) Delaware limited liability company



(D) TITLE OF CLASS OF SECURITIES

         COMMON STOCK

(E) CUSIP NUMBER

         045346103


ITEM 3.

     If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78c).

     (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  |_| An investment adviser in accordance with 240.13d- 1(b)1)(ii)(E).

     (f) |_| An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) |_| A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  |_| Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


ITEM 4.   OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item

         (a)  Amount beneficially owned:

		RMB Capital Management, LLC--2,019,325 (comprised of securities held by 1837 Partners L.P., the voting and dispositive power of which are held by 1837 RMB Managers L.L.C., the General Partner of 1837 Partners L.P. and have been delegated to RMB Capital Management, LLC.

		1837 Partners L.P.--2,019,325 (comprised of 1,314,260 shares held and 705,065 shares underlying common stock purchase warrants)

		1837 RMB Managers L.L.C.--2,019,325 (comprised of securities held by 1837 Partners L.P., of which 1837 RMB Managers L.L.C. has the voting and dispositive power as the General Partner of 1837 Partners L.P.


         (b)  Percent of class:

		(i) RMB Capital Management, LLC 	11.3%
		(ii) 1837 Partners L.P.			11.3%
		(iii) 1837 RMB Managers L.L.C.		11.3%


         (c)  Number  of  shares  as  to  which  the  person  has:

		RMB Capital Management, LLC has:
              (i)   Sole power to vote or to direct the vote:   None
              (ii)  Shared power to vote or to direct the vote:   2,019,325
              (iii) Sole power to dispose or to direct the disposition
                    of:  None
              (iv) Shared power to dispose or to direct the disposition of: 2,019,325

		1837 Partners L.P. has:
              (i)   Sole power to vote or to direct the vote:   None
              (ii)  Shared power to vote or to direct the vote:   2,019,325
              (iii) Sole power to dispose or to direct the disposition
                    of:  None
              (iv) Shared power to dispose or to direct the disposition of: 2,019,325

		1837 RMB Managers LLC has:
              (i)   Sole power to vote or to direct the vote:   None
              (ii)  Shared power to vote or to direct the vote:   2,019,325
              (iii) Sole power to dispose or to direct the disposition
                    of:  None
              (iv) Shared power to dispose or to direct the disposition of: 2,019,325



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

	The shares reported herein by RMB Capital Management, LLC (Advisor) are held on behalf of 1837 Partners L.P., as Advisor to 1837 RMB Managers L.L.C., the general partner of 1837 Partners L.P. From time to time, 1837 Partners L.P. may make distributions of partnership income to limited partners, none of which has an interest relating to more than 5% of the class.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

	Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

	Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

	Not applicable.

ITEM  10.  CERTIFICATION.


           (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Dated:    June 30, 2006


				    RMB Capital Management, LLC

                                    Signature: /s/ Richard M. Burridge, Jr.
                                               -----------------------------

				    Name:  Richard M. Burridge, Jr.
                                    Title: Managing Principal


				    1837 Partners L.P.

				    By: 1837 RMB Managers LLC
				    Its General Partner

				    By:  RMB Capital Management, LLC
				    The Advisor


                                    Signature: /s/ Richard M. Burridge, Jr.
                                               -----------------------------

				    Name:  Richard M. Burridge, Jr.
                                    Title: Managing Principal

				    1837 RMB Managers LLC


				    By:  RMB Capital Management, LLC
				    The Advisor


                                    Signature: /s/ Richard M. Burridge, Jr.
                                               -----------------------------

				    Name:  Richard M. Burridge, Jr.
                                    Title: Managing Principal



					Joint Filing Agreement

	RMB Capital Management, LLC (an investment adviser registered under the
	Investment Advisers Act of 1940), 1837 Partners L.P., a Delaware limited
	partnership, and 1837 RMB Managers L.L.C., a Delaware limited liability
	company, hereby agree to file jointly the statement on Schedule G to which
	this Agreement is attached, and any amdendments thereto which may be deemed
	necessary.

	It is understood and agreed that each of the parties hereto is responsible
	for the timely filing of such statement and any amendments thereto, and for
	the completeness and accuracy of the information concerning such party
	contained therein, but such party is not responsible for the completeness
	or accuracy of information concerning the other party unless such party
	knows or has reason to believe that such information is inaccurate.

	It is understood and agreed that a copy of this Agreement shall be attached
	as an exhibit to the statement on Schedule 13G, and any amendments thereto,
	filed on behalf of each of the parties herto.

				    Dated:    June 30, 2006


				    RMB Capital Management, LLC

                                    Signature: /s/ Richard M. Burridge, Jr.
                                               -----------------------------

				    Name:  Richard M. Burridge, Jr.
                                    Title: Managing Principal



				    1837 Partners L.P.

				    By: 1837 RMB Managers LLC
				    Its General Partner

				    By:  RMB Capital Management, LLC
				    The Advisor


                                    Signature: /s/ Richard M. Burridge, Jr.
                                               -----------------------------

				    Name:  Richard M. Burridge, Jr.
                                    Title: Managing Principal



				    1837 RMB Managers LLC

				    By:  RMB Capital Management, LLC
				    The Advisor


                                    Signature: /s/ Richard M. Burridge, Jr.
                                               -----------------------------

				    Name:  Richard M. Burridge, Jr.
                                    Title: Managing Principal